EXHIBIT 4.4

CERTIFICATE OF TRUST

OF

FIRST MIDWEST CAPITAL TRUST I

THIS CERTIFICATE OF TRUST of First Midwest Capital Trust I (the “Trust”), dated as of November 6, 2003, is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

(i) Name. The name of the statutory trust being formed hereby is First Midwest Capital Trust I.

(ii) Delaware Trust. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

(iii) Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first above written.

WILMINGTON TRUST COMPANY, as trustee

By:	/s/ Joann A. Russell

	Name:	Joann A. Russell

	Title:	Financial Services Officer